Exhibit 99.1

East West Bancorp, Inc.
135 N. Los Robles Ave., 7th Fl.
Pasadena, CA  91101
Tel. 626.768.6800
Fax 626.817.8838

FOR FURTHER INFORMATION AT THE COMPANY:

Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP REPORTS NET INCOME FOR FULL YEAR 2012 OF $281.7 MILLION, UP 15% FROM PRIOR YEAR, AND EARNINGS PER SHARE OF $1.89, UP 18% FROM PRIOR YEAR

Pasadena, CA – January 23, 2013 – East West Bancorp, Inc. (“East West”) (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the United States and Greater China, today reported financial results for the fourth quarter and full year of 2012. For the fourth quarter of 2012, net income was $71.9 million or $0.49 per dilutive share. For the full year 2012, net income was $281.7 million and net income available to common stockholders was $1.89 per dilutive share.

“East West earned a record $281.7 million for the full year 2012 and $71.9 million for the fourth quarter of 2012. This is the third consecutive year of record net income for East West and the eighth consecutive quarter of earnings per share growth,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “During 2012, East West performed well on all significant fronts including: loan growth, commercial deposit growth, expense control and credit quality. Year over year, East West grew non-covered commercial and trade finance loans by $1.1 billion or 35% to a record $4.2 billion, and increased core deposits by $1.9 billion or 18% to a record $12.2 billion. This growth was achieved while we maintained strong expense control and improved the efficiency ratio for the full year to 42.3% and reduced the nonperforming assets to total assets ratio to 63 basis points.”

“For the full year 2012, our return on assets totaled 1.29%, up 13% compared to prior year and our return on equity totaled 12.29%, up 11% compared to prior year. With our strong earnings power, healthy balance sheet and capital levels, once again, I am pleased to announce that the Board of Directors of East West Bank has approved an increase in the common stock dividend and has authorized a new stock repurchase program. The annual common stock dividend has been increased 50% to $0.60 per share and another stock repurchase program for $200.0 million has been authorized for 2013.  As the premier financial bridge between the East and the West, we continue to win new business and grow our market share as evidenced by our solid financial results year after year, and we look forward to delivering a strong financial performance in 2013 and beyond,” concluded Ng.

Quarterly Results Summary

	Quarter Ended
Dollars in millions, except per share	December 31, 2012	September 30, 2012	December 31, 2011
Net income	$71.90	$71.11	$66.21
Net income available to common shareholders	$70.19	$69.40	$64.49
Earnings per share (diluted)	$0.49	$0.48	$0.43
Tangible book value per common share	$13.55	$13.07	$12.17

Return on average assets	1.28%	1.30%	1.20%
Return on average common equity	12.26%	12.43%	11.54%

Net interest income, adjusted (1)	$198.42	$196.29	$204.04
Net interest margin, adjusted (1)	3.84%	3.95%	4.13%
Cost of deposits	0.40%	0.41%	0.55%
Efficiency ratio	41.41%	42.20%	43.81%

Full Year 2012 Highlights

●
Record Earnings – East West increased net income each consecutive quarter of 2012. For the full year 2012, net income totaled a record $281.7 million, a 15% or $36.5 million increase from $245.2 million in 2011. For the full year 2012, earnings per share totaled $1.89, an increase of 18% from $1.60 for full year 2011.

●
Strong Loan Growth – Total non-covered loans, excluding loans held for sale, grew to a record $12.0 billion, an increase of 16% or $1.7 billion during the full year 2012. The growth in non-covered loans was fueled by strong growth in commercial and trade finance loans and single-family real estate loans. Total loans receivable including non-covered loans, loans held for sale and loans covered under loss-share agreements grew to a record $15.1 billion, an increase of 4% or $578.6 million during the full year 2012.

●
Record Core Deposit Growth – Total deposits grew to a record $18.3 billion, a 5% or $856.4 million increase during the full year 2012. Core deposits grew to a record $12.2 billion, an increase of 18% or $1.9 billion year to date.

●
Solid Return of Capital to Shareholders – For the full year 2012, we repurchased 6% or 9.1 million shares of our common stock for a total cost of $199.9 million. Additionally, we increased the common stock dividend rate 100% to $0.40 per year.

●
Strong Capital Levels – Capital levels for East West remain high. As of December 31, 2012, East West’s Tier 1 risk-based capital and total risk-based ratios were 14.8% and 16.1%, respectively, over $800 million greater than the well capitalized requirements of 6% and 10%, respectively.

●
Nonperforming Assets Down to 0.63% of Total Assets – Nonperforming assets decreased to $141.0 million, or 0.63% of total assets at December 31, 2012, a full year decrease of $34.0 million or 19% from December 31, 2011.

Fourth Quarter 2012 Highlights

●
Solid Fourth Quarter Earnings – For the fourth quarter of 2012, net income was $71.9 million or $0.49 per dilutive share. Net income increased by 1% or $790 thousand from the third quarter of 2012 and 9% or $5.7 million from the fourth quarter of 2011. Earnings per dilutive share grew 2% or $0.01 from the third quarter of 2012 and 14% or $0.06 from the fourth quarter of 2011.

●
Strong Loan Growth – Quarter to date, non-covered loans, excluding loans held for sale, grew 7% or $803.7 million. This growth was largely due to increases in commercial and trade finance loans, commercial real estate and single-family real estate loans, which grew 13% or $498.5 million, 4% or $124.4 million and 6% or $121.7 million, respectively. Total loans, including non-covered loans, loans held for sale and loans covered under loss-share agreements grew 4% quarter to date or $577.1 million.

●
Strong Core Deposit Growth – Core deposit growth continued in the fourth quarter and increased by $817.9 million to a record $12.2 billion or 67% of total deposits. Total deposits increased to a record $18.3 billion, an increase of 4% or $642.9 million from $17.7 billion as of September 30, 2012.

●
Improved Asset Quality – Net charge-offs declined in the fourth quarter 2012 to $9.6 million, a 10% or $1.0 million decrease as compared to the third quarter of 2012. The level of nonperforming assets continues to be low, decreasing to 0.63% of total assets as of December 31, 2012, down from 0.66% as of September 30, 2012.

Management Guidance

The Company is providing guidance for the first quarter and full year of 2013. The new repurchase authorization to buyback up to $200.0 million of the Company’s common stock is factored into this guidance for the first quarter of 2013 and full year 2013. Management currently estimates that fully diluted earnings per share for the full year of 2013 will range from $2.00 to $2.04, an increase of $0.11 to $0.15 or 6% to 8% from $1.89 for the full year of 2012. This EPS guidance for the full year of 2013 is based on a stable balance sheet, total loan growth of 3% (including both noncovered and covered loans), an adjusted net interest margin ranging from 3.65% to 3.75%1, provision for loan losses of approximately $35 million to $40 million, noninterest expense, adjusted for FDIC reimbursements, of approximately $387 million to $393 million, and an effective tax rate of 35.5%.

Management currently estimates that fully diluted earnings per share for the first quarter of 2013 will range from $0.48 to $0.50 per dilutive share. This EPS guidance for the first quarter of 2013 is based on a stable balance sheet, total loan growth of 3%, annualized, an adjusted net interest margin ranging from approximately 3.75% to 3.80%2, provision for loan losses of approximately $10 million, noninterest expense adjusted for FDIC reimbursements of approximately $98 million to $100 million, and an effective tax rate of 35.5%.

Balance Sheet Summary

At December 31, 2012, total assets increased to $22.5 billion compared to $21.8 billion at September 30, 2012, and $22.0 billion at December 31, 2011. The increase in total assets during the fourth quarter was primarily attributable to increases in non-covered loans, securities purchased under resale agreements and investment securities. Average earning assets increased during the fourth quarter, up 4% or $776.8 million to $20.6 billion compared to the prior quarter. The increase in average earning assets during the fourth quarter was primarily attributable to increases in average balances for non-covered loans, securities purchased under resale agreements and investment securities.

Loans receivable increased to $15.1 billion at December 31, 2012, compared to $14.5 billion at September 30 2012 and $14.5 billion at December 31, 2011. This increase in loans receivable both quarter to date and year to date was due to growth in the non-covered loan portfolio, partially offset by a decrease in the covered loan portfolio.

Covered Loans

Covered loans, net totaled $2.9 billion as of December 31, 2012, a decrease of $243.0 million or 8% from September 30, 2012. The decrease in the covered loan portfolio was primarily due to payoffs and paydown activity, as well as charge-offs.

The covered loan portfolio is comprised of loans acquired from the FDIC-assisted acquisitions of United Commercial Bank (UCB) and Washington First International Bank (WFIB) which are covered under loss-share agreements with the FDIC. During the fourth quarter of 2012, we recorded a net decrease in the FDIC indemnification asset and receivable included in noninterest (loss)/income of ($49.7) million, largely due to continued improved credit performance of the UCB portfolio as compared to our original estimate.

Deposits

At December 31, 2012, total deposits equaled $18.3 billion an increase of 4% or $642.9 million from $17.7 billion at September 30, 2012. Throughout the year, we focused on growing core deposits and reducing our reliance on time deposits and this strategy continued in the fourth quarter of 2012. Total core deposits increased 7% to $12.2 billion at December 31, 2012, or an increase of $817.9 million from September 30, 2012. The increase is largely due to a $417.4 million or 10% increase in noninterest-bearing demand deposits which grew to a record $4.5 billion as of December 31, 2012.

Time deposits remained stable and decreased 3% or $175.0 million from September 30, 2012 to $6.1 billion at December 31, 2012.

Fourth Quarter 2012 Operating Results

Net Interest Income

Net interest income, adjusted for the net impact of covered loan dispositions, totaled $198.4 million for the fourth quarter of 2012, as compared to $196.3 million for the third quarter of 2012 and $204.0 million for the fourth quarter 2011. The core net interest margin, excluding the net impact to interest income of $46.5 million resulting from covered loan activity and amortization of the FDIC indemnification asset, totaled 3.84% for the fourth quarter of 2012. This compares to a core net interest margin, excluding the net impact to interest income of $25.6 million and $25.0 million resulting from covered loan activity and amortization of the FDIC indemnification asset, of 3.95% and 4.13% for the third quarter of 2012 and fourth quarter of 2011, respectively.1

The increase in net interest income from the prior quarter stemmed from higher average interest earning assets, which increased $776.8 million or 4% quarter over quarter, largely fueled by higher total average loans outstanding, which increased $426.7 million or 4% quarter over quarter. However, the decrease in the core net interest margin in the fourth quarter of 2012 compared to the third quarter of 2012 is primarily due to the larger impact of covered loan dispositions and amortization activity in the fourth quarter and the continued downward repricing of the investment securities and loan portfolios.

As previously discussed, with the extended low interest rate environment, downward pressure on the net interest margin is expected to continue to be a challenge for East West and the rest of the banking industry. East West continues to look for opportunities to minimize our cost of funds and maximize our asset yields, while also ensuring prudent interest rate risk management. In the fourth quarter of 2012, East West prepaid $43.0 million of FHLB advances at an average effective cost of 1.60% and restructured $75.0 million of FHLB advances, reducing the average effective cost for those advances by 86 basis points. Also, during the fourth quarter, the Company restructured $150.0 million of securities sold under repurchase agreements, reducing the average effective cost for those repurchase agreements by 195 basis points.

The cost of funds decreased 3 basis points from 0.67% in the third quarter of 2012 to 0.64% in the fourth quarter of 2012. The reduction in the cost of funds and interest expense is primarily due to management’s ongoing actions to reduce higher cost funding and time deposits, and grow core deposits. The Company increased core deposit balances by 7%, quarter over quarter. These combined actions resulted in an overall reduction in the cost of deposits of 1 basis point to 0.40% for the fourth quarter of 2012 from 0.41% in the prior quarter.

Noninterest (Loss)/ Income & Expense

The Company reported total noninterest (loss)/income for the fourth quarter of 2012 of ($18.5) million, a decrease from noninterest income of $2.8 million in the third quarter of 2012 and $937 thousand in the fourth quarter of 2011. The decrease in noninterest (loss)/income from the prior quarter and prior year is primarily attributable to an increase in the net reduction of the FDIC indemnification asset and FDIC receivable.

Branch fees, letter of credit and foreign exchange income, ancillary loan fees and other operating income increased to $26.9 million in the fourth quarter of 2012, an increase from $24.0 million in the third quarter of 2012 and $17.2 million in the fourth quarter of 2011. In addition, included in noninterest income for the fourth quarter of 2012 were net gains on sales of fixed assets of $4.2 million. A summary of fees and other operating income for the fourth quarter of 2012, compared to the third quarter of 2012 and fourth quarter of 2011 is detailed below:

	Quarter Ended			% Change
($ in thousands)	December 31, 2012	September 30, 2012	December 31, 2011	(Yr/Yr)

Branch fees	$8,322	$8,347	$8,072	3%
Letters of credit fees and foreign exchange income	7,932	7,166	5,504	44%
Ancillary loan fees	2,818	1,817	2,228	26%
Other operating income	7,788	6,699	1,393	459%
Total fees & other operating income	$26,860	$24,029	$17,197	56%

Noninterest expense totaled $105.2 million for the fourth quarter of 2012, an increase of $4.3 million from the third quarter of 2012 and a decrease of $1.5 million from the fourth quarter of 2011.

Noninterest expense, excluding amounts to be reimbursed by the FDIC on covered assets and prepayment penalties for FHLB advances and other borrowings, totaled $98.1 million for the fourth quarter of 2012.1 A summary of noninterest expense for the fourth quarter of 2012, compared to the third quarter of 2012 and fourth quarter of 2011 is detailed below:

($ in thousands)	Quarter Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Total noninterest expense:	$105,206	$100,956	$106,672
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount)	3,920	3,005	8,551
Prepayment penalties for FHLB advances and other borrowings	3,161	42	-
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances and other borrowings	$98,125	$97,909	$98,121

Total noninterest expense for the fourth quarter, excluding amounts to be reimbursed by the FDIC on covered assets and prepayment penalties for FHLB advances and other borrowings, increased $216 thousand from the third quarter of 2012 to $98.1 million. The small increase in noninterest expense, excluding amounts to be reimbursed by the FDIC on covered assets and prepayment penalties for FHLB advances and other borrowings, was primarily due to an increase in compensation and employee benefits offset by a decrease in legal expense.

Credit cycle costs, which include other real estate owned expense, loan related expense, and legal expense totaled $12.5 million for the fourth quarter of 2012, as compared to $14.9 million for the third quarter of 2012 and $21.9 million for the fourth quarter of 2011. Of the total credit cycle costs incurred in the fourth quarter, $4.9 million is related to covered loans and other real estate owned for which we expect that 80% or $3.9 million is reimbursable by the FDIC.

The effective tax rate for the fourth quarter was 33.5% as compared to 32.4% in the prior quarter. The effective tax rate was reduced from the statutory tax rate primarily due to the utilization of tax credits related to affordable housing investments.

Full Year 2012 Operating Results

For the full year 2012, the adjusted net interest income totaled $793.6 million, an increase of 2% or $14.2 million from full year 2011. Although the adjusted net interest margin for 2012 decreased to 4.00% compared to 4.02% for 2011, the adjusted net interest income for 2012 increased as compared to 2011 due to the growth in average interest earning assets of 2% or $447.8 million for the year.  Further, although the low interest rate environment reduced our loan and investment securities yields in 2012 as compared to 2011, East West took actions throughout the year to reduce deposit and borrowing costs. Our total cost of funds declined by 25 basis points from 0.94% for the full year 2011 to 0.69% for the full year 2012.

Total fees and other operating income for the full year 2012 increased to $94.7 million, a 19% or $15.1 million increase from full year 2011. As compared to 2011, branch fees decreased 1% or $172 thousand, letters of credit fees and foreign exchange income increased 14% or $3.1 million, ancillary loan fees increased 6% or $481 thousand and other operating income increased 82% or $11.7 million. A summary of these fees and other operating income is detailed below:

	Year Ended		% Change
($ in thousands)	December 31, 2012	December 31, 2011	(Yr/Yr)

Branch fees	$33,604	$33,776	-1%
Letters of credit fees and foreign exchange income	26,270	23,140	14%
Ancillary loan fees	8,831	8,350	6%
Other operating income	25,950	14,270	82%
Total fees & other operating income	$94,655	$79,536	19%

Noninterest expense totaled $422.5 million for the full year 2012, a decrease of 3% or $13.1 million as compared to 2011.

Noninterest expense, excluding amounts to be reimbursed by the FDIC on covered assets and prepayment penalties for FHLB advances and other borrowings, totaled $393.9 million for the full year 2012 compared to $388.2 million for the full year 2011.1 A summary of noninterest expense for the full year 2012, compared to the full year 2011 is detailed below:

	Year Ended
	December 31, 2012	December 31, 2011
Total noninterest expense:	$422,533	$435,610
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount)	21,730	35,147
Prepayment penalties for FHLB advances and other borrowings	6,860	12,281
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances and other borrowings	$393,943	$388,182

The increase in noninterest expense for the full year 2012 as compared to the full year 2011, excluding amounts to be reimbursed by the FDIC on covered assets and prepayment penalties for FHLB advances and other borrowings of $5.8 million was primarily due to increases in compensation and employee benefits and occupancy and equipment expense, partially offset by a reduction in credit cycle costs and deposit insurance premiums and regulatory assessments. As compared to full year 2011, compensation expense increased 7% or $11.3 million and occupancy and equipment expense increased 11% or $5.4 million. These increases in the full year 2012 as compared to the full year 2011 were partially offset by decreases in other real estate owned expenses of 45% or $18.1 million, loan related expense of 23% or $4.4 million, and deposit insurance premium of 31% or $6.4 million.

The effective tax rate for full year 2012 was 33.8%. The effective tax rate was reduced from the statutory tax rate primarily due to the utilization of tax credits related to affordable housing investments. Additionally, in 2012, the effective tax rate was further reduced due to a settlement with the California Franchise Tax Board.

Credit Quality

Non-covered Loans

As a result of continued credit quality improvement, nonperforming assets as of December 31, 2012, were down to $141.0 million, a decrease of 2% from the previous quarter and 19% from the prior year. The provision for loan losses for non-covered loans slightly increased to $13.8 million for the fourth quarter of 2012, an increase of 3% or $452 thousand from the prior quarter, and decreased as compared to the fourth quarter of 2011 by 30% or $6.0 million. The provision for loan losses for non-covered loans for the full year 2012 decreased 35% to $60.2 million as compared to the prior year. Additionally, nonaccrual loans, excluding covered loans, totaled $108.1 million or 0.72% of total loans as of December 31, 2012.

Total net charge-offs on non-covered loans decreased to $9.6 million for the fourth quarter of 2012, down from $10.6 million in the third quarter of 2012. The allowance for non-covered loan losses was $229.4 million or 1.92% of non-covered loans receivable at December 31, 2012. This compares to an allowance for non-covered loan losses of $223.6 million or 2.00% of non-covered loans at September 30, 2012 and $209.9 million or 2.04% of non-covered loans at December 31, 2011. The total nonperforming assets, excluding covered assets, to total assets ratio was under 1.0% for the third consecutive year with nonperforming assets of $141.0 million or 0.63% of total assets at December 31, 2012.

Covered Loans

During the fourth quarter of 2012, the Company recorded a reversal of provision for loan losses of $689 thousand, on covered loans outside of the scope of ASC 310-30.  For the full year 2012, the company recorded $5.0 million of provision for loan losses on covered loans outside of the scope of ASC 310-30.  Charge-offs on these loans were $35 thousand during the fourth quarter and $6.5 million during the full year 2012. There were no charge-offs recorded on these loans in 2011. As these loans are covered under loss-sharing agreements with the FDIC, for any charge-offs the Company records income of 80% of the charge-off amount in noninterest income as a net increase in the FDIC receivable, resulting in a net impact to earnings of 20% of the charge-off amount.

Capital Strength

(Dollars in millions)

	December 31, 2012	Well Capitalized Regulatory Requirement	Total Excess Above Well Capitalized Requirement

Tier 1 leverage capital ratio	9.6%	5.00%	$1,016
Tier 1 risk-based capital ratio	14.8%	6.00%	1,259
Total risk-based capital ratio	16.1%	10.00%	868
Tangible common equity to tangible assets ratio	8.6%	N/A	N/A
Tangible common equity to risk weighted assets ratio	13.3%	N/A	N/A

Our capital ratios remain very strong. As of December 31, 2012, our Tier 1 leverage capital ratio totaled 9.6%, our Tier 1 risk-based capital ratio totaled 14.8% and our total risk-based capital ratio totaled 16.1%.

The Company is focused on active capital management and is committed to maintaining strong capital levels that exceed regulatory requirements while also supporting balance sheet growth and providing a strong return to our shareholders. In light of this commitment to our shareholders, our excellent capital levels and strong financial performance, East West’s Board of Directors has approved an increase in our quarterly common stock cash dividend to $0.15 per share from $0.10 per share. Further, East West’s Board of Directors has authorized a new stock repurchase program to buy back up to $200.0 million of the Company’s common stock. In 2012, the Company increased the common stock dividend to $0.10 from $0.05 and repurchased a total of 9.1 million shares of common stock at a total cost of $199.9 million.

Dividend Payout

East West’s Board of Directors has declared first quarter dividends on the common stock and Series A Preferred Stock. The common stock cash dividend of $0.15 is payable on or about February 22, 2013 to shareholders of record on February 8, 2013. This represents an increase of $0.05 per share, or a 50% increase from the prior quarterly dividend of $0.10 per share. The dividend on the Series A Preferred Stock of $20.00 per share is payable on February 1, 2013 to shareholders of record on January 15, 2013.

Conference Call

East West will host a conference call to discuss fourth quarter 2012 earnings with the public on Thursday, January 24, 2013 at 8:30 a.m. PDT/11:30 a.m. EDT. The public and investment community are invited to listen as management discusses fourth quarter results and operating developments. The following dial-in information is provided for participation in the conference call: Calls within the US – (877) 317-6789; Calls within Canada – (866) 605-3852; International calls – (412) 317-6789. A listen-only live broadcast of the call also will be available on the investor relations page of the Company's website at www.eastwestbank.com.

About East West

East West Bancorp is a publicly owned company with $22.5 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 120 locations worldwide, including in the United States markets of California, New York, Georgia, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Shenzhen and Taipei. Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and a representative office in Guangzhou. For more information on East West Bancorp, visit the Company's website at www.eastwestbank.com.

Forward-Looking Statements

Certain matters set forth herein (including any exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic, political or industry conditions and events and the impact they may have on us and our customers; our ability to attract deposits and other sources of liquidity; continued deterioration in values of real estate in California and other states where our bank makes loans, both residential and commercial; our ability to manage the loan portfolios acquired from FDIC-assisted acquisitions within the limits of the loss protection provided by the FDIC; changes in the financial performance and/or condition of our borrowers; changes in the level of nonperforming assets, reserve requirements, and charge-offs; the effect of changes in laws, regulations, and accounting standards, and related costs of these changes;  inflation, interest rate, securities market and monetary fluctuations; changes in the competitive environment among financial and bank holding companies and other financial service providers; changes in our organization, management; the adequacy of our enterprise risk management framework; the ability to manage our growth and the effect of acquisitions we may make and the integration of acquired businesses and branching efforts; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2011, and particularly the discussion of risk factors within that document.

1 See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables attached.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	December 31, 2012	September 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$1,323,106	$1,836,372	$1,431,185
Short-term investments	366,378	347,001	61,834
Securities purchased under resale agreements	1,450,000	1,100,000	786,434
Investment securities	2,607,029	2,237,848	3,072,578
Loans receivable, excluding covered loans (net of allowance for loan
losses of $229,382, $223,637 and $209,876)	11,884,507	11,074,255	10,340,391
Covered loans, net	2,935,595	3,178,585	3,923,142
Total loans receivable, net	14,820,102	14,252,840	14,263,533
Federal Home Loan Bank and Federal Reserve Bank stock	155,278	165,825	184,409
FDIC indemnification asset	316,313	368,473	511,135
Other real estate owned, net	32,911	40,007	29,350
Other real estate owned covered, net	26,808	27,613	63,624
Premiums on deposits acquired, net	56,285	58,746	67,190
Goodwill	337,438	337,438	337,438
Other assets	1,044,462	1,041,002	1,159,957
Total assets	$22,536,110	$21,813,165	$21,968,667

Liabilities and Stockholders' Equity
Deposits	$18,309,354	$17,666,427	$17,453,002
Federal Home Loan Bank advances	312,975	363,119	455,251
Securities sold under repurchase agreements	995,000	995,000	1,020,208
Long-term debt	137,178	137,178	212,178
Other borrowings	20,000	—	—
Accrued expenses and other liabilities	379,481	333,232	516,285
Total liabilities	20,153,988	19,494,956	19,656,924
Stockholders' equity	2,382,122	2,318,209	2,311,743
Total liabilities and stockholders' equity	$22,536,110	$21,813,165	$21,968,667
Book value per common share	$16.39	$15.93	$14.92
Tangible book value per common share	$13.55	$13.07	$12.17
Number of common shares at period end	140,294	140,301	149,328

Ending Balances
	December 31, 2012	September 30, 2012	December 31, 2011
Loans receivable
Real estate - single family	$2,187,323	$2,065,622	$1,796,635
Real estate - multifamily	900,708	911,781	933,168
Real estate - commercial	3,644,035	3,519,601	3,487,866
Real estate - land and construction	250,660	250,872	344,500
Commercial	4,231,265	3,732,785	3,142,472
Consumer	744,882	674,547	583,785
Total non-covered loans receivable, excluding loans held for sale	11,958,873	11,155,208	10,288,426
Loans held for sale	174,317	157,869	278,603
Covered loans, net	2,935,595	3,178,585	3,923,142
Total loans receivable	15,068,785	14,491,662	14,490,171
Unearned fees, premiums and discounts	(19,301)	(15,185)	(16,762)
Allowance for loan losses on non-covered loans	(229,382)	(223,637)	(209,876)
Net loans receivable	$14,820,102	$14,252,840	$14,263,533

Deposits
Noninterest-bearing demand	$4,535,877	$4,118,502	$3,492,795
Interest-bearing checking	1,230,372	1,167,477	971,179
Money market	5,000,309	4,785,447	4,678,409
Savings	1,421,182	1,298,431	1,164,618
Total core deposits	12,187,740	11,369,857	10,307,001
Time deposits	6,121,614	6,296,570	7,146,001
Total deposits	$18,309,354	$17,666,427	$17,453,002

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended

	December 31, 2012	September 30, 2012	December 31, 2011

Interest and dividend income	$276,521	$254,162	$268,904
Interest expense	(31,577)	(32,254)	(39,830)
Net interest income before provision for loan losses	244,944	221,908	229,074
Provision for loan losses, excluding covered loans	(13,773)	(13,321)	(19,787)
Reversal of (provision) for loan losses on covered loans	689	(5,179)	(213)
Net interest income after provision for loan losses	231,860	203,408	209,074
Noninterest (loss) income	(18,454)	2,751	937
Noninterest expense	(105,206)	(100,956)	(106,672)
Income before provision for income taxes	108,200	105,203	103,339
Provision for income taxes	36,300	34,093	37,133
Net income	71,900	71,110	66,206
Preferred stock dividend	(1,715)	(1,714)	(1,714)
Net income available to common stockholders	$70,185	$69,396	$64,492
Net income per share, basic	$0.50	$0.49	$0.44
Net income per share, diluted	$0.49	$0.48	$0.43
Shares used to compute per share net income:
- Basic	138,802	139,621	147,332
- Diluted	144,564	145,358	153,761

	Quarter Ended

	December 31, 2012	September 30, 2012	December 31, 2011
Noninterest (loss) income:
Branch fees	$8,322	$8,347	$8,072
Decrease in FDIC indemnification asset and FDIC receivable	(49,731)	(26,757)	(20,441)
Net gain on sales of loans	145	5,346	1,432
Letters of credit fees and foreign exchange income	7,932	7,166	5,504
Net gain on sales of investment securities	110	93	2,880
Net gain on sale of fixed assets	4,162	40	38
Impairment loss on investment securities	—	—	(169)
Ancillary loan fees	2,818	1,817	2,228
Other operating income	7,788	6,699	1,393
Total noninterest (loss) income:	$(18,454)	$2,751	$937

Noninterest expense:
Compensation and employee benefits	$41,593	$40,509	$41,068
Occupancy and equipment expense	14,738	14,162	12,729
Loan related expenses	2,320	4,011	6,788
Other real estate owned expense	4,315	2,683	10,697
Deposit insurance premiums and regulatory assessments	3,354	3,461	4,077
Prepayment penalties for FHLB advances and other borrowings	3,161	42	—
Legal expense	5,905	8,213	4,407
Amortization of premiums on deposits acquired	2,461	2,734	2,924
Data processing	2,257	2,313	2,068
Consulting expense	2,257	2,692	1,053
Amortization of investments in affordable housing partnerships	5,789	3,378	2,914
Other operating expense	17,056	16,758	17,947
Total noninterest expense	$105,206	$100,956	$106,672

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Year To Date

	December 31, 2012	December 31, 2011

Interest and dividend income	$1,051,095	$1,080,448
Interest expense	(132,168)	(177,422)
Net interest income before provision for loan losses	918,927	903,026
Provision for loan losses, excluding covered loans	(60,168)	(92,584)
Provision for loan losses on covered loans	(5,016)	(2,422)
Net interest income after provision for loan losses	853,743	808,020
Noninterest (loss) income	(5,618)	10,924
Noninterest expense	(422,533)	(435,610)
Income before provision for income taxes	425,592	383,334
Provision for income taxes	143,942	138,100
Net income	281,650	245,234
Preferred stock dividend	(6,857)	(6,857)
Net income available to common stockholders	$274,793	$238,377
Net income per share, basic	$1.92	$1.62
Net income per share, diluted	$1.89	$1.60
Shares used to compute per share net income:
- Basic	141,457	147,093
- Diluted	147,175	153,467

	Year To Date

	December 31, 2012	December 31, 2011
Noninterest (loss) income:
Branch fees	$33,604	$33,776
Decrease in FDIC indemnification asset and FDIC receivable	(122,251)	(100,141)
Net gain on sales of loans	17,045	20,185
Letters of credit fees and foreign exchange income	26,270	23,140
Net gain on sales of investment securities	757	9,703
Net gain on sale of fixed assets	4,275	2,274
Impairment loss on investment securities	(99)	(633)
Ancillary loan fees	8,831	8,350
Other operating income	25,950	14,270
Total noninterest (loss) income	$(5,618)	$10,924

Noninterest expense:
Compensation and employee benefits	$171,374	$160,093
Occupancy and equipment expense	55,475	50,082
Loan related expenses	14,987	19,379
Other real estate owned expense	22,349	40,435
Deposit insurance premiums and regulatory assessments	14,130	20,531
Prepayment penalties for FHLB advances and other borrowings	6,860	12,281
Legal expense	25,441	21,327
Amortization of premiums on deposits acquired	10,906	12,327
Data processing	9,231	8,598
Consulting expense	7,984	7,151
Amortization of investments in affordable housing partnerships	18,058	17,324
Other operating expense	65,738	66,082
Total noninterest expense	$422,533	$435,610

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Quarter Ended

	December 31, 2012	September 30, 2012	December 31, 2011
Loans receivable
Real estate - single family	$2,115,989	$2,039,136	$1,655,379
Real estate - multifamily	904,682	902,367	937,841
Real estate - commercial	3,561,495	3,506,638	3,475,800
Real estate - land and construction	250,573	284,294	370,577
Commercial	3,847,207	3,574,563	3,073,612
Consumer	866,041	812,321	777,201
Total loans receivable, excluding covered loans	11,545,987	11,119,319	10,290,410
Covered loans	3,063,333	3,299,459	4,048,407
Total loans receivable	14,609,320	14,418,778	14,338,817
Investment securities	2,372,972	2,084,165	3,166,140
Earning assets	20,551,226	19,774,467	19,616,560
Total assets	22,413,289	21,686,220	21,837,593

Deposits
Noninterest-bearing demand	$4,383,919	$3,949,807	$3,448,119
Interest-bearing checking	1,204,855	1,090,227	953,668
Money market	5,075,389	4,957,938	4,514,598
Savings	1,360,805	1,290,159	1,126,647
Total core deposits	12,024,968	11,288,131	10,043,032
Time deposits	6,199,249	6,226,133	7,233,069
Total deposits	18,224,217	17,514,264	17,276,101
Interest-bearing liabilities	15,329,374	15,094,664	15,556,295
Stockholders' equity	2,359,764	2,304,804	2,300,991

Selected Ratios	Quarter Ended

	December 31, 2012	September 30, 2012	December 31, 2011
For The Period
Return on average assets	1.28%	1.30%	1.20%
Return on average common equity	12.26%	12.43%	11.54%
Interest rate spread	4.53%	4.26%	4.42%
Net interest margin	4.74%	4.46%	4.63%
Yield on earning assets	5.35%	5.11%	5.44%
Cost of deposits	0.40%	0.41%	0.55%
Cost of funds	0.64%	0.67%	0.83%
Noninterest expense/average assets (1)	1.66%	1.74%	1.83%
Efficiency ratio (2)	41.41%	42.20%	43.81%

(1)
Excludes the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings.

(2)
Represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Quarter Ended
	December 31, 2012			December 31, 2011
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,684,692	$4,799	1.13%	$918,784	$7,469	3.23%
Securities purchased under resale agreements	1,723,913	5,790	1.34%	1,005,363	4,773	1.88%
Investment securities available-for-sale	2,372,972	9,659	1.62%	3,166,140	22,856	2.86%
Loans receivable	11,545,987	135,281	4.66%	10,290,410	123,478	4.76%
Loans receivable - covered	3,063,333	118,979	15.45%	4,048,407	109,498	10.73%
Federal Home Loan Bank and Federal Reserve Bank stock	160,329	2,013	4.99%	187,456	830	1.76%
Total interest-earning assets	20,551,226	276,521	5.35%	19,616,560	268,904	5.44%

Noninterest-earning assets:
Cash and cash equivalents	284,929			276,416
Allowance for loan losses	(234,573)			(222,642)
Other assets	1,811,707			2,167,259
Total assets	$22,413,289			$21,837,593

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	1,204,855	912	0.30%	953,668	726	0.30%
Money market accounts	5,075,389	4,303	0.34%	4,514,598	3,989	0.35%
Savings deposits	1,360,805	802	0.23%	1,126,647	567	0.20%
Time deposits	6,199,249	12,335	0.79%	7,233,069	18,500	1.01%
Federal funds purchased and other borrowings	2,455	2	0.21%	20,469	74	1.43%
Federal Home Loan Bank advances	354,443	1,285	1.44%	465,408	2,715	2.31%
Securities sold under repurchase agreements	995,000	11,189	4.47%	1,028,323	12,210	4.71%
Long-term debt	137,178	749	2.17%	214,113	1,049	1.94%
Total interest-bearing liabilities	15,329,374	31,577	0.82%	15,556,295	39,830	1.02%

Noninterest-bearing liabilities:
Demand deposits	4,383,919			3,448,119
Other liabilities	340,232			532,188
Stockholders' equity	2,359,764			2,300,991
Total liabilities and stockholders' equity	$22,413,289			$21,837,593

Interest rate spread			4.53%			4.42%

Net interest income and net interest margin		$244,944	4.74%		$229,074	4.63%

Net interest income and net interest margin, adjusted (2)		$198,424	3.84%		$204,036	4.13%

(1)	Annualized.
(2)
Amounts exclude the net impact of covered loan dispositions and amortization of the FDIC indemnification asset of $46.5 million and $25.0 million for the three months ended December 31, 2012 and 2011, respectively.

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Year To Date

	December 31, 2012	December 31, 2011
Loans receivable
Real estate - single family	$2,006,644	$1,359,223
Real estate - multifamily	913,078	948,750
Real estate - commercial	3,502,394	3,424,414
Real estate - land and construction	299,527	437,843
Commercial	3,471,607	2,613,692
Consumer	830,495	884,184
Total loans receivable, excluding covered loans	11,023,745	9,668,106
Covered loans	3,445,693	4,369,320
Total loans receivable	14,469,438	14,037,426
Investment securities	2,475,489	3,116,671
Earning assets	19,841,180	19,393,404
Total assets	21,830,543	21,573,121

Deposits
Noninterest-bearing demand	$3,902,534	$3,087,777
Interest-bearing checking	1,059,517	854,079
Money market	4,883,413	4,429,567
Savings	1,267,059	1,045,546
Total core deposits	11,112,523	9,416,969
Time deposits	6,435,102	7,423,695
Total deposits	17,547,625	16,840,664
Interest-bearing liabilities	15,214,933	15,727,853
Stockholders' equity	2,319,128	2,233,962

Selected Ratios	Year To Date

	December 31, 2012	December 31, 2011
For The Period
Return on average assets	1.29%	1.14%
Return on average common equity	12.29%	11.08%
Interest rate spread	4.43%	4.44%
Net interest margin	4.63%	4.66%
Yield on earning assets	5.30%	5.57%
Cost of deposits	0.43%	0.64%
Cost of funds	0.69%	0.94%
Noninterest expense/average assets (1)	1.77%	1.82%
Efficiency ratio (2)	42.34%	43.04%

(1)
Excludes the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings.

(2)
Represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.
YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Year To Date
	December 31, 2012			December 31, 2011
	Average			Average
	Volume	Interest	Yield	Volume	Interest	Yield

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,457,153	$22,316	1.53%	$1,018,490	$22,575	2.22%
Securities purchased under resale agreements	1,267,284	20,392	1.61%	1,023,043	19,216	1.88%
Investment securities available-for-sale	2,475,489	58,184	2.35%	3,116,671	89,469	2.87%
Loans receivable	11,023,745	515,378	4.68%	9,668,106	478,724	4.95%
Loans receivable - covered	3,445,693	430,152	12.48%	4,369,320	467,074	10.69%
Federal Home Loan Bank and Federal Reserve Bank stock	171,816	4,673	2.72%	197,774	3,390	1.71%
Total interest-earning assets	19,841,180	1,051,095	5.30%	19,393,404	1,080,448	5.57%

Noninterest-earning assets:
Cash and cash equivalents	255,975			271,393
Allowance for loan losses	(228,355)			(228,160)
Other assets	1,961,743			2,136,484
Total assets	$21,830,543			$21,573,121

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	1,059,517	3,163	0.30%	854,079	3,009	0.35%
Money market accounts	4,883,413	16,984	0.35%	4,429,567	20,610	0.47%
Savings deposits	1,267,059	2,795	0.22%	1,045,546	2,988	0.29%
Time deposits	6,435,102	52,953	0.82%	7,423,695	80,503	1.08%
Federal funds purchased and other borrowings	2,975	4	0.14%	16,684	458	2.75%
Federal Home Loan Bank advances	385,644	6,248	1.62%	679,630	15,461	2.27%
Securities sold under repurchase agreements	997,938	46,166	4.63%	1,051,844	48,561	4.62%
Long-term debt	183,285	3,855	2.10%	226,808	5,832	2.57%
Total interest-bearing liabilities	15,214,933	132,168	0.87%	15,727,853	177,422	1.13%

Noninterest-bearing liabilities:
Demand deposits	3,902,534			3,087,777
Other liabilities	393,948			523,529
Stockholders' equity	2,319,128			2,233,962
Total liabilities and stockholders' equity	$21,830,543			$21,573,121

Interest rate spread			4.43%			4.44%

Net interest income and net interest margin		$918,927	4.63%		$903,026	4.66%

Net interest income and net interest margin, adjusted (1)		$793,571	4.00%		$779,388	4.02%

(1)
Amounts exclude the net impact of covered loan dispositions and amortization of the FDIC indemnification asset of $125.4 million and $123.6 million for the twelve months ended December 31, 2012 and 2011, respectively.

EAST WEST BANCORP, INC.
QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP
(In thousands)
(unaudited)

	Quarter Ended
	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
NON-COVERED LOANS
Allowance for non-covered loans, beginning of period	$223,637	$219,454	$214,253	$209,876	$211,738
Allowance for unfunded loan commitments and letters of credit	1,565	1,502	274	(1,778)	197
Provision for loan losses, excluding covered loans	13,773	13,321	16,595	16,479	19,787

Net Charge-offs/(Recoveries):
Real estate - single family	166	1,595	273	1,295	1
Real estate - multifamily	(160)	1,101	1,021	795	3,787
Real estate - commercial	(23)	785	2,179	4,342	5,443
Real estate - land and construction	4,244	1,796	665	3,590	12,923
Commercial	5,124	4,878	6,624	222	(426)
Consumer	242	485	906	80	118
Total net charge-offs	9,593	10,640	11,668	10,324	21,846
Allowance for non-covered loans, end of period	$229,382	$223,637	$219,454	$214,253	$209,876

COVERED LOANS
Allowance for covered loans, beginning of period (1)	$5,877	$7,173	$8,268	$6,647	$6,434
(Reversal of) provision for loan losses, covered loans	(689)	5,179	(1,095)	1,621	213

Net Charge-offs:
Real estate - land and construction	26	1,509	—	—	—
Commercial	8	4,966	—	—	—
Consumer	1	—	—	—	—
Total net charge-offs	35	6,475	—	—	—
Allowance for covered loans, end of period (1)	$5,153	$5,877	$7,173	$8,268	$6,647

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT:
Allowance balance, beginning of period	$11,002	$12,504	$12,778	$11,000	$11,197
(Reversal of) provision for unfunded loan commitments and letters of credit	(1,565)	(1,502)	(274)	1,778	(197)
Allowance balance, end of period	$9,437	$11,002	$12,504	$12,778	$11,000
GRAND TOTAL, END OF PERIOD	$243,972	$240,516	$239,131	$235,299	$227,523

Nonperforming assets to total assets (2)	0.63%	0.66%	0.72%	0.77%	0.80%
Allowance for loan losses on non-covered loans to total gross non- covered loans held for investment at end of period	1.92%	2.00%	2.03%	2.04%	2.04%
Allowance for loan losses on non-covered loans and unfunded loan commitments to total gross non- covered loans held for investment at end of period	2.00%	2.10%	2.15%	2.16%	2.15%
Allowance on non-covered loans to non-covered nonaccrual loans at end of period	212.18%	214.85%	195.18%	177.36%	144.11%
Nonaccrual loans to total loans (3)	0.72%	0.72%	0.78%	0.83%	1.00%

(1)
This allowance is related to drawdowns on commitments that were in existence as of the acquisition dates of WFIB and UCB and, therefore, are covered under the shared-loss agreements with the FDIC. Allowance on these subsequent drawdowns is accounted for as part of the allowance for loan losses.

(2)	Nonperforming assets excludes covered loans and covered REOs. Total assets includes covered assets.
(3)	Nonaccrual loans excludes covered loans. Total loans includes covered loans.

EAST WEST BANCORP, INC.
TOTAL NON-PERFORMING ASSETS, EXCLUDING COVERED ASSETS
(In thousands)
(unaudited)
AS OF DECEMBER 31, 2012
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$9,809	$1,301	$11,110	$4,590	$15,700
Real estate - multifamily	11,052	6,788	17,840	-	17,840
Real estate - commercial	8,354	9,485	17,839	16,489	34,328
Real estate - land and construction	31,023	637	31,660	11,795	43,455
Commercial	16,743	8,497	25,240	37	25,277
Consumer	3,921	499	4,420	-	4,420
Total	$80,902	$27,207	$108,109	$32,911	$141,020

AS OF SEPTEMBER 30, 2012
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$7,742	$1,010	$8,752	$3,993	$12,745
Real estate - multifamily	11,594	11,440	23,034	106	23,140
Real estate - commercial	17,229	3,478	20,707	22,939	43,646
Real estate - land and construction	29,065	652	29,717	12,600	42,317
Commercial	13,902	4,241	18,143	37	18,180
Consumer	3,739	-	3,739	332	4,071
Total	$83,271	$20,821	$104,092	$40,007	$144,099

AS OF DECEMBER 31, 2011
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$5,055	$-	$5,055	$5,882	$10,937
Real estate - multifamily	11,306	6,889	18,195	609	18,804
Real estate - commercial	38,046	6,885	44,931	8,014	52,945
Real estate - land and construction	36,090	27,618	63,708	14,285	77,993
Commercial	6,843	4,394	11,237	74	11,311
Consumer	2,506	-	2,506	486	2,992
Total	$99,846	$45,786	$145,632	$29,350	$174,982

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The tangible common equity to risk weighted assets and tangible common equity to tangible assets ratios are non-GAAP disclosures. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. As the use of tangible common equity to tangible assets ratio is more prevalent in the banking industry and with banking regulators and analysts, we have included the tangible common equity to risk-weighted assets and tangible common equity to tangible assets ratios.

As of
December 31, 2012
Stockholders' equity	$2,382,122
Less:
Preferred equity	(83,027)
Goodwill and other intangible assets	(397,749)
Tangible common equity	$1,901,346

Risk-weighted assets	14,284,290

Tangible common equity to risk-weighted assets ratio	13.3%

As of
December 31, 2012
Total assets	$22,536,110
Less:
Goodwill and other intangible assets	(397,749)
Tangible assets	$22,138,361

Tangible common equity to tangible assets ratio	8.6%

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

Operating noninterest expense is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. These are noninterest expense line items that are non-core in nature. Operating noninterest expense excludes such non-core noninterest expense line items. The Company believes that presenting operating noninterest expense provides more clarity to the users of financial statements regarding the core noninterest expense amounts.

	Quarter Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Total noninterest expense:	$105,206	$100,956	$106,672
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount)	3,920	3,005	8,551
Prepayment penalties for FHLB advances and other borrowings	3,161	42	-
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances and other borrowings	$98,125	$97,909	$98,121

	Year Ended
	December 31, 2012	December 31, 2011
Total noninterest expense:	$422,533	$435,610
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount)	21,730	35,147
Prepayment penalties for FHLB advances and other borrowings	6,860	12,281
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances and other borrowings	$393,943	$388,182

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest income on covered loans includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income on covered loans excluding such non-core items provides additional clarity to the users of financial statements regarding the covered loan yield, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended December 31, 2012
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$3,063,333	$118,979	15.45%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(46,520)
Covered loans excluding net impact of covered loan dispositions and
amortization of the FDIC indemnification asset		$72,459	9.41%

	Quarter Ended December 31, 2011
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$4,048,407	$109,498	10.73%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(25,038)
Covered loans excluding net impact of covered loan dispositions and
amortization of the FDIC indemnification asset		$84,460	8.28%

(1) Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest income on covered loans includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income on covered loans excluding such non-core items provides additional clarity to the users of financial statements regarding the covered loan yield, comparability to prior periods and the ongoing performance of the Company.

	Year Ended December 31, 2012
	Average Volume	Interest	Yield
Loans receivable - covered	$3,445,693	$430,152	12.48%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(125,356)
Covered loans excluding net impact of covered loan dispositions and
amortization of the FDIC indemnification asset		$304,796	8.85%

	Year Ended December 31, 2011
	Average Volume	Interest	Yield
Loans receivable - covered	$4,369,320	$467,074	10.69%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(123,638)
Covered loans excluding net impact of covered loan dispositions and
amortization of the FDIC indemnification asset		$343,436	7.86%

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended December 31, 2012
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$20,551,226	$276,521	5.35%
Net interest income and net interest margin		244,944	4.74%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(46,520)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$198,424	3.84%

	Quarter Ended September 30, 2012
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,774,467	$254,162	5.11%
Net interest income and net interest margin		221,908	4.46%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(25,623)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$196,285	3.95%

	Quarter Ended December 31, 2011
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,616,560	$268,904	5.44%
Net interest income and net interest margin		229,074	4.63%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(25,038)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$204,036	4.13%

(1) Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Year to Date December 31, 2012
	Average Volume	Interest	Yield
Total interest-earning assets	$19,841,180	$1,051,095	5.30%
Net interest income and net interest margin		918,927	4.63%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(125,356)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$793,571	4.00%

	Year to Date December 31, 2011
	Average Volume	Interest	Yield
Total interest-earning assets	$19,393,404	$1,080,448	5.57%
Net interest income and net interest margin		903,026	4.66%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(123,638)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$779,388	4.02%